EXHIBIT 10.2

GYRODYNE C0MPANY OF AMERICA, INC.

EXHIBIT A
DEFERRED BONUS AGREEMENT
BETWEEN
GYRODYNE COMPANY OF AMERICA, INC.
AND
GARY J. FITLIN

WHEREAS, Gyrodyne Company of America, Inc. ("Gyrodyne" or the "Company") and Gary 1. Fitlin (the "Executive") have agreed to terms under which the Executive shall be the Chief Financial Officer ("CFO") of Gyrodyne; and

WHEREAS, Gyrodyne and the Executive have entered into an "Offer Letter" summarizing the terms of the Executive's employment dated October 21, 2009 (the "Effective Date"), which makes reference to a "Deferred Bonus Agreement"; and

WHEREAS, the parties hereby intend to memorialize the terms of the Deferred Bonus Agreement.

NOW, THEREFORE, Gyrodyne and the Executive hereby agree as follows:

1.
Deferred Bonus. In consideration for the Executive's employment as CFO, Gyrodyne agrees to pay the Executive a Deferred Bonus equal to $75,000 for each full year (or portion thereof) of service measured from the Effective Date of the Executive's employment.

2.	Vesting. The Deferred Bonus shall vest (the "Vesting Dates") as follows:

a.           October 21, 2010 - $75,000.

b.           October 21, 2011 - $75,000.

c.           October 21, 2012 - $75,000.

The Executive understands that upon vesting, the Deferred Bonus shall be subject to FICA taxes under Section 3121(v) of the Internal Revenue Code (the "Code"), which shall primarily consist of Medicare taxes equal to 1.45% for income over the then applicable Social Security Wage base, and subject to any other future taxes.

The Executive shall not be entitled to any Deferred Bonus if the Executive voluntarily resigns or is terminated for "Cause" by Gyrodyne prior to October 21,2010, or any future Vesting Dates for subsequent bonus payments. For purposes of this Agreement "Cause" shall include fraud, dishonesty, embezzlement, willful failure of the Executive to follow direction from senior management or the Board of Directors of Gyrodyne (the "Board"). If a Change-in-Control of Gyrodyne occurs prior to any Vesting Dates, the Executive shall receive the amount of any vested Deferred Bonuses, plus a "pro rata" portion of the bonus for the current period prorated for each month or portion thereof of services rendered. For example, if a Change-in-Control occurs on December 30, 2010, the "vested" Deferred Bonus for October 21, 2010 shall be paid plus a pro rata bonus of 2 months (i.e., $75,000 plus $12,500).

GYRODYNE COMPANY OF AMERICA, INC.

3.	Payment Date. The vested Deferred Bonus shall only be paid upon the earlier of the following "Payment Events", regardless of when vesting occurs:

a.           A Change-in-Control of Gyrodyne, as defined below; or

b.           October 21, 2012.

4.
Section 409A. The parties acknowledge that effective as of October 21, 2010, the Executive shall have a legally binding right to payment of the Deferred Bonus in the future. Accordingly, the parties acknowledge the Deferred Bonus shall be subject to Section 409A of the Code. In order to comply with Section 409A of the Code, the following defmitions and provisions shall apply to both this Deferral Bonus Agreement and the Offer Letter:

a.
"Change in Control" shall be deemed to have occurred upon the first to occur of any event described as either a change in ownership or effective control of the Company, or in the ownership of a substantial portion of the assets of the Company, as defined under Section 409A of the Code.

b.
"Disabilitv"means a Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment, which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, as determined by an independent third party physician, selected within the discretion of the Compensation Committee of the Board of Directors of Gyrodyne (the "Committee"). The determination of whether the Executive is Disabled shall be determined by the Committee in its sole discretion, but subject to the provisions of Section 409A.

c.
"Key Employee" means an individual as described in Section 4l6(i) of the Code, determined without regard to Section 416(i)(5) thereof. For purposes of this provision, a Key Employee is an officer earning over $160,000 in 2009 (with a limit of no more than 50 employees, or if less, the greater of 3 or 10% of all employees); a 5% owner; or a 1 % owner having annual compensation of more than $150,000. All amounts shall automatically be increased as provided under the Code for cost of living or other charges.

d.
"Separation from Service" or "Termination of Employment" means the Executive is no longer employed by Gyrodyne on account of a termination of employment, retirement, Disability or death. Consistent with Treasury Regulation Section 1.409A-l, or any subsequent guidance under Section 409A of the Code, no Separation from Service shall occur if the Executive continues to perform services as a consultant or an employee in accordance with the following rules:

GYRODYNE COMPANY OF AMERICA, INC.

i.
Leave of Absence. For purposes of Section 409A, the employment relationship is treated as continuing in effect while the Executive is on military leave, sick leave, or other bona fide leave of absence, as long as the period of leave does not exceed 6 months, or if longer, as long as the Executive's right to reemployment with the Employer provided either by statute or contract. Otherwise, after a 6 month leave of absence, the employment relationship if deemed terminated.

ii.
Part-Time Status. Whether or not a termination of employment occurs is determined based upon all facts and circumstances. However, in the event that services provided by the Executive are insignificant, a Separation from Service shall be deemed to have occurred. For purposes of Section 409A, if the Executive is providing services to Gyrodyne or any Related Entities at a rate that is at least equal to 20% of the services rendered, on average, during the immediately preceding 3 full calendar years of employment (or such lesser period), and the annual compensation for such services is at least 20% of the average annual compensation earned during the final 3 full calendar years of employment (or such lesser period), no termination shall be deemed to have occurred since such services are not insignificant.

iii.
Consulting Services. Where the Executive continues to provide services to Gyrodyne or any Related Entities in a capacity other than as an employee, a Separation from Service shall not be deemed to have occurred if the Executive is providing services at an annual rate that is 50% or more of the services rendered, on average, during the immediately preceding 3 full calendar years of employment (or such lesser period) and the annual remuneration for such services is 50% or more of the annual remuneration earned during the final 3 full calendar years of employment (or such lesser period).

e.
"Specified Employee" means a Key Employee, as defined under Section 416 of the Code, who is employed by Gyrodyne which has its stock publicly traded on an established securities market. The stock of Gyrodyne Company of America, Inc., is traded on the NASDAQ Exchange. For purposes of the Agreement, the "Specified Employee Identification Date" shall be each December 31, and the "Specified Employee Effective Date" shall also be December 31. Specified Employees shall be determined by the Committee on an annual basis for purposes of all nonqualified deferred compensation plans and any other programs in accordance with the provisions of Section 409A of the Code.

The parties acknowledge that as of December 31, 2009, the Executive shall be a Specified Employee.

GYRODYNE COMPANY OF AMERICA, ING

5.
Payment of Benefits. All benefits shall be paid in a single lump sum payment within 30 days after a Payment Event, unless payment is delayed due to classification of the Executive as a Specified Employee. However, the following rules shall apply:

a.
Delay in Payment for Specified Employees. To the extent that the Executive would receive any payment hereunder that would violate Section 409A, in no event shall any such payment be made within 6 months after the Executive's Separation from Service. Any and all payments that are required to be made within such 6 month period shall be delayed until the first day of the 6th month after a Separation from Service occurs. To the extent any payments are delayed for the Executive, no interest shall be payable.

b.
Exception for Specified Employees. Notwithstanding any provision to the contrary, in accordance with the Final Regulations issued under Section 409A of the Code, to the extent that the benefits to a Specified Employee do not exceed the lesser of the Specified Employee salary for the past 2 years or the Section 401 (a)(17) limitations, such amount shall be paid within the 6 month period of time during which benefits may generally not be paid to Specified Employees. To the extent benefits exceed such limitations (which is a maximum of $490,000 in 2009 for both any severance benefits and the Deferred Bonuses), the balance of any payments shall be made following the expiration of the 6 month period following a Separation of Service in a single lump sum payment on the first day of the 6 months following a Separation from Service, without interest.

6.
No Acceleration of Payment. Notwithstanding the death or Disability of the Executive, or the occurrence of any other events, in no event shall the payment of the Deferred Bonus be accelerated earlier than the Payment Dates in Section 3 above, which are treated as "fixed" payment dates for purposes of Section 409A of the Code. In the event of death, the Deferred Bonus shall be paid on the applicable Payment Date as if the Executive were alive, to the Executive's spouse, if any, or the Executive's estate if no spouse is living. In the event of Disability, the benefit shall be paid to the Executive or the Executive's guardian, if any.

7.
Section 409A Compliance. It is intended that the Offer Letter and this Deferred Bonus Agreement shall comply with Section 409A of the Code (and any regulations and guidelines issued thereunder) to the extent the Agreement is subject thereto, and the Agreement shall be interpreted on a basis consistent with such intent. If any amendments are necessary for the Agreement to comply with Section 409A, the parties hereto shall negotiate in good faith to amend the Agreement in a manner that preserves the original intent of the parties to the extent reasonably possible. No action or failure to act, pursuant to this Agreement shall subject the Company to any claim, liability, or expense, and the Company shall not have any obligation to indemnify or otherwise protect the Executive from the obligation to pay any taxes pursuant to Section 409A of the Code.

GYRODYNE COMPANY OF AMERICA, INC.

With regard to any provision herein the provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Section 409A of the Code: (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit; (ii) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during a taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year, provided that the foregoing clause: (ii) shall not be violated without regard to expenses reimbursed under any arrangement covered by Section l05(b) of the Code solely because such expenses are subject to a limit related to the period the arrangement is in effect; and (iii) such payments shall be made on or before the last day of the Executive's taxable year following the taxable year in which the expense was incurred.

8.
Specified Payment Date. To the extent that any payments are required hereinunder, such payments shall be deemed to be properly made as long as they are made within a period of 30 days following the date specified in this Agreement for payment.

9.
Violation of Section 409A. The Executive was informed that in the event of any violation of Section 409A of the Code, the Deferred Bonus may be subject to income taxes, a 20% excise tax and underpayment of interest penalties.

10.
No Severance Benefits. Notwithstanding any provisions to the contrary, the Executive shall not be entitled to any severance benefits under any severance plans or other arrangements established by Gyrodyne.

11.	Governing Laws. The Agreement shall be governed and construed in accordance with the laws of the State of New York, except to the extent preempted by ERISA.

IN WITNESS WHEREOF, the parties hereby agree to the terms of this Deferred Bonus Agreement, which shall be incorporated into the Executive's Offer Letter.

GYRODYNE COMPANY OF AMERICA, INC.

Dated: 10-21-09	BY: /s/ Stephen V. Maroney

Dated: 10/22/09	/s/ Gary J. Fitlin
GARY J. FITLIN